                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              WORLD AIRWAYS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

[WORLD AIRWAY LOGO]

                                            -----------------------------------
                                            1996
                                           ------------------------------------
                                           ANNUAL
                                          -------------------------------------
                                         MEETING
                                         --------------------------------------

                                April 18, 1996


DEAR STOCKHOLDER:

     We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Wednesday, May 22, 1996. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 9:30 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia 22071.

     At this meeting we will ask the Stockholders (i) to elect three Class I Directors to serve until the 1999 Annual Meeting, and (ii) to ratify the selection of KPMG Peat Marwick LLP as World Airways' independent public accountants for the year ending December 31, 1996.

     We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                          Sincerely,



                                          CHARLES W. POLLARD
                                          President and Chief Executive Officer

                              WORLD AIRWAYS, INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  22071


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            TO BE HELD MAY 22, 1996


TO THE STOCKHOLDER ADDRESSED:

     World Airways, Inc. will hold its Annual Meeting of Stockholders at 9:30 a.m. at the Company's Headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia, on May 22, 1996, for the following purposes:

          1. To elect three Class I Directors to serve until the 1999 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified;

          2. To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1996; and

          3. To act upon such other matters as may properly come before the meeting.

     The record date for the determination of stockholders entitled to vote at the meeting is March 25, 1996, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.


Herndon, Virginia                   By Order of the Board of Directors,
April 18, 1996


                                    VANCE FORT
                                    Executive Vice President

                              WORLD AIRWAYS, INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  22071

                                PROXY STATEMENT


     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of World Airways, Inc. ("World Airways" or the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 22, 1996, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 9:30 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 400, Herndon, Virginia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all Class I Directors named elsewhere in this proxy statement and in favor of the appointment of KPMG Peat Marwick LLP as independent auditors. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 18, 1996.

                              PURPOSE OF MEETING

     At the meeting, the Board of Directors will ask stockholders to (1) elect three Class I Directors to serve until the 1999 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, and (2) ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1996. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                     VOTING

GENERAL
- -------

     Only holders of record of the Company's Common Stock, par value $.001 per share ("Common Stock"), at the close of business on March 25, 1996, will be entitled to vote at the meeting. On March 25, 1996, 12,000,064 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares of Common Stock represented by proxies received in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting.

     A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of three nominees for Class I Director. The three nominees receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to ratify the selection of KPMG Peat Marwick LLP. In determining whether KPMG Peat Marwick LLP has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against KPMG Peat Marwick LLP. The Company does not know of any matters to be acted upon at the meeting other than the two items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                  THE COMPANY

     World Airways is a leading provider of long-range passenger and cargo air transportation, serving customers in four distinct markets: (i) major international air carriers; (ii) the U.S. Government; (iii) international tour operators in the leisure passenger market; and (iv) small package shippers and freight forwarders. In addition, World Airways provides non-stop scheduled air transportation between New York's John F. Kennedy, Jr. International Airport and Tel Aviv, Israel's Ben Gurion International Airport.

                            SECURITY OWNERSHIP OF CERTAIN PERSONS

PRINCIPAL STOCKHOLDERS
- ----------------------

          The following are the only persons known to the Company who are beneficial owners of more than five percent of Common Stock as of December 31, 1995 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or Schedule 13G filings and information received from the persons listed.


Name of Beneficial               Address of              Amount and Nature of     Percent
Owner                            Beneficial Owner        Beneficial Ownership/1/  of Class/1/
- -------------------------------  ----------------------  -----------------------  ------------
WorldCorp, Inc.                  13873 Park Center Road         7,110,064/2/         59.3%
                                 Suite 490
                                 Herndon, VA 22071

Malaysian Helicopter Services    25th Floor                     1,990,000/3/         16.6%
International Limited            Wing On Center
                                 1111 Connaught Road
                                 Central Hong Kong

- -------------------------
Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of Common Stock which may be acquired within 60 days of December 31, 1995, upon the exercise of outstanding stock options. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 12,000,064 shares of Common Stock outstanding as of December 31, 1995.

/2/ Beneficial ownership as reported in Schedule 13D dated October 23, 1995, filed by WorldCorp, Inc.

/3/ Beneficial ownership reported in Schedule 13D dated October 12, 1995, filed by Malaysian Helicopter Services International Limited.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
- ------------------------------------------------------

     The following table sets forth information concerning the beneficial ownership of World Airways' Common Stock ("WA C.S.") and the common stock of WorldCorp, Inc., a Delaware corporation ("WorldCorp"), and the beneficial owner of 59.3% of the Common Stock of the Company ("WC C.S.") as of March 31, 1996, for (a) each director and nominee for director; (b) each executive officer; and
(c) directors and executive officers as a group.


                             Amount and Nature of      Title of       Percent of
Name of Beneficial Owner    Beneficial Ownership/1/     Class          Class/1/
- --------------------------  -----------------------   ----------    -------------

T. Coleman Andrews, III            10,000/2/           WA C.S.           *
                                  557,992/3/           WC C.S.           3.3

Charles W. Pollard                108,000/4/           WA C.S.           *
                                  150,022/5/           WC C.S.           *

Vance Fort                         43,750/6/           WA C.S.           *
                                    2,768/7/           WC C.S.           *

Henk J. Guitjens                   25,000/8/           WA C.S.           *
                                    1,472/9/           WC C.S.           *

Ahmad M. Khatib                    80,000/10/          WA C.S.           *
                                  219,332/11/          WC C.S.           1.3

Michael E. Savage                  40,000/12/          WA C.S.           *
                                      382/13/          WC C.S.           *

A. Scott Andrews                   10,000/14/          WA C.S.           *
                                  112,334/15/          WC C.S.           *

Dato' Wan Malek Ibrahim                   ---            ---            ---

Russell L. Ray, Jr.                15,000/16/          WA C.S.           *

Peter M. Sontag                    30,000/17/          WA C.S.           *

Lim Kheng Yew                             ---            ---            ---

Directors and Executive
Officers as a Group
(eleven persons)                      361,750          WA C.S.           3.0
                                    1,044,302          WC C.S.           6.4

* Individual is the beneficial owner of less than one percent (1%) of World Airway's or WorldCorp's outstanding Common Stock.

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of Common Stock and WorldCorp common stock which may be acquired within 60 days after March 31, 1996, upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of Common Stock of either company issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of Common Stock of each Company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock of such company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares shown as owned by such person. The latest information available for the WorldCorp Employee Savings and Stock Ownership Plan ("ESSOP") is as of the end of the plan year, December 31, 1995. Calculation of the Percent of Class is based on 12,000,064 shares of Common Stock outstanding as of March 31, 1996; calculation of the Percent of Class of WorldCorp common stock is based on 16,395,388 shares of WorldCorp Common Stock outstanding as of March 31, 1996.

/2/ Consists of (i) 535,000 shares of WorldCorp common stock issuable to Mr. Coleman Andrews upon the exercise of stock options granted under the WorldCorp 1988 Stock Option Plan and (ii) 18,853 shares of WorldCorp common stock allocated to Mr. Andrews under the WorldCorp ESSOP and (iii) 4,139 shares of WorldCorp common stock owned directly by Mr. Andrews.

/3/  Consists of 10,000 shares of Common Stock owned directly by Mr. Andrews.

/4/ Consists of 100,000 shares of Common Stock issuable to Mr. Pollard upon the exercise of options granted under the 1995 Option Plan and 8,000 shares of Common Stock owned directly by Mr. Pollard.

/5/ Consists of (i) 130,000 shares of WorldCorp common stock issuable to Mr. Pollard upon the exercise of warrants, (ii) 19,022 shares of WorldCorp common stock allocated to Mr. Pollard under the WorldCorp ESSOP and (iii) 1,000 shares of WorldCorp common stock owned through an individual retirement account.

/6/ Consists of 43,750 shares of Common Stock issuable to Mr. Fort upon the exercise of options granted under the 1995 Option Plan.

/7/ Consists of 2,768 shares of WorldCorp common stock allocated to Mr. Fort under the WorldCorp ESSOP.

/8/ Consists of 25,000 shares of Common Stock issuable to Mr. Guitjens upon the exercise of options granted under the 1995 Option Plan.

/9/ Consists of 1,472 shares of WorldCorp common stock allocated to Mr. Guitjens under the WorldCorp ESSOP.

/10/ Consists of 30,000 shares of Common Stock issuable to Mr. Khatib upon the exercise of options granted under the 1995 Option Plan and 50,000 shares of Common Stock which may be acquired from WorldCorp pursuant to an option granted to Mr. Khatib by WorldCorp in May 1995.

/11/ Consists of (i) 214,400 shares of WorldCorp common stock issuable to Mr.
     Khatib upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 4,932 shares of WorldCorp common stock allocated to Mr. Khatib under the WorldCorp ESSOP.

/12/ Consists of 40,000 shares of Common Stock issuable to Mr. Savage upon the exercise of options granted under the 1995 Option Plan.

/13/ Consists of 382 shares of WorldCorp common stock allocated to Mr. Savage under the WorldCorp ESSOP.

/14/ Consists of 10,000 shares of Common Stock issuable to Mr. Scott Andrews upon the exercise of options granted under the 1995 Option Plan.

/15/ Consists of (i) 102,334 shares of WorldCorp common stock issuable to Mr.
     Scott Andrews upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 10,000 shares of WorldCorp common stock owned directly by Mr. Andrews.

/16/ Consists of 10,000 shares of Common Stock issuable to Mr. Ray upon the exercise of options granted under the 1995 Option Plan and 5,000 shares of Common Stock owned directly by Mr. Ray.

/17/ Consists of 10,000 shares of Common Stock issuable to Mr. Sontag upon the exercise of options granted under the 1995 Option Plan and 20,000 shares of Common Stock owned directly by Mr. Sontag.


     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and executive officers were complied with in 1995.

                            BOARD OF DIRECTORS


          The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. The Board held a total of four meetings during the year ended December 31, 1995; each director attended each meeting. To manage the complex nature of the Company's business effectively, the Board of Directors has delegated certain authority to committees of the Board, all of which were formed in July, 1995.

          The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. The members of the Executive Committee are T. Coleman Andrews, III, Charles W. Pollard, and Dato' Wan Malek Ibrahim. The Executive Committee did not meet during 1995.

          The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The current members of the Audit Committee, none of whom is an employee of the Company, are A. Scott Andrews (Chairman), Russell L. Ray, Jr. and Peter M. Sontag. Mr. A. Scott Andrews is the brother of T. Coleman Andrews, III, the Company's Chairman and Chief Executive Officer. The Audit Committee met one time in 1995 and one time in March, 1996.

          The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. In 1995, the members of the Compensation Committee, none of whom is an employee of the Company, were Peter M. Sontag (Chairman), Russell L. Ray, Jr., and A. Scott Andrews. The Compensation Committee met one time in 1995 and one time in March 1996.

          Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") of the Company receive $25,000 annually for serving on the Board of the Company, which amount is paid quarterly in advance. Directors of the Company receive no compensation for attendance at Board committee meetings. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance. The Company has adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each new Non-Affiliate Director will be offered options to purchase 10,000 shares of Common Stock upon election or appointment to the Board of Directors of the Company. On the third anniversary of the initial award, each such Director will be offered an option to purchase an additional 5,000 shares of Common Stock. Options granted under the Directors' Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a Director of the Company. The exercise price of all such options will be the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments.

          On May 31, 1995, the Company granted to three Non-Affiliate Directors 30,000 options to purchase 30,000 shares of Common Stock under the World Airways Stock Option Plan (the "1995 Plan"), all of which options expire on May 30, 2003. The Company granted to Russell L. Ray, Jr. 10,000 options, of which 7,083 became exercisable on the date of grant and the remaining 2,917 become exercisable in seven equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $10.00 per share and the second 5,000 options to vest have an exercise price of $10.50 per share. The Company granted to Peter M. Sontag 10,000 options, of which 6,667 became exercisable on the date of grant and the remaining 3,333 become exercisable in eight equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $11.00 per share and the second 5,000 options to vest have an exercise price of $11.55 per share. The Company granted to A. Scott Andrews 10,000 options, of which 5,000 became exercisable on the date of grant and the remaining 5,000 become exercisable in 12 equal monthly installments of 417 options following the date of grant. These options have an exercise price of $11.00 per share. All future grants of options to Non-Affiliate Directors will be made under the Directors' Plan.

                      ITEM NO. 1 - ELECTION OF DIRECTORS

          Class I Directors will be elected to serve until the 1999 Annual Meeting and until their successors are duly elected and qualified. Class II Directors serve until the Company's 1997 Annual Meeting, and Class III directors serve until the Company's 1998 Annual Meeting. Unless directed to do otherwise, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.



                  NOMINEES FOR ELECTION AS CLASS I DIRECTORS
              TERMS OF OFFICE EXPIRING AT THE 1999 ANNUAL MEETING


                                Past Five Years' Principal Occupation(s) and
Name and Age                    Other Directorships
- -------------                   --------------------------------------------

Dato' Wan Malek Ibrahim, 48     Dato' Wan Malek Ibrahim has served as a
                                Director of the Company since February 1994.
                                Mr. Malek is Managing Director and a member of the Board of Directors of Malaysian Airlines.
                                He is a Director of MHS and Polypulp Paper
                                Industries Berhad (Polypulp), an industrial paper manufacturer. Pursuant to the
                                Shareholders Agreement, WorldCorp is obligated to vote its shares to elect two directors nominated by MHS. Mr. Malek is one of such nominees designated by MHS.

Ahmad M. Khatib, 46             Mr. Khatib has served as Chief Operating
                                Officer since April, 1996. Prior to this date he was Director and Executive Vice President--
                                Operations of the Company since February 1994.
                                Mr. Khatib served as Senior Vice President, in different capacities, since June 1988. He joined the Company in May 1972 as a passenger service agent. During his more than 20 years with the Company, he has held numerous management positions in the areas of sales, planning and services as well as in aircraft leasing and related agreements, becoming Vice President of Marketing and Customer Services in 1987.

A. Scott Andrews, 37            Mr. Andrews has served as a Director of the
                                Company since June 1992. He was a founder and has served as Managing Director of Winston
                                Partners, a private in vestment firm, since May
                                1994. He served as Chief Financial Officer of the Company and WorldCorp from May 1992 until May 1994. He joined WorldCorp as Treasurer in
                                August 1987 and was elected Vice President--
                                Finance and Treasurer of WorldCorp in April
                                1988. From August 1985 to February 1987, he was
                                Vice President, Finance of Presidential Airways, a passenger airline. From September 1980 to August 1985, he was associated with J.P. Morgan
                                & Co., a banking firm, most recently as
                                Assistant Vice President. He is the brother of
                                T. Coleman Andrews, III.


                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
   CLASS II DIRECTORS - TERMS OF OFFICE EXPIRING AT THE 1997 ANNUAL MEETING

                                Past Five Years' Principal Occupation(s) and
Name and Age                    Other Directorships
- ------------                    --------------------------------------------

Charles W. Pollard, 38          Mr. Pollard was appointed Chief Executive
                                Officer of the Company in March, 1996,
                                succeeding Mr. T. Coleman Andrews, III, who remains the Company's Chairman of the Board. Mr.
                                Pollard has served as a Director of the Company since September 1989 and as President of the Company since June 1992. He served as General
                                Counsel and Secretary of WorldCorp from October
                                1987 until October 1990, and Vice President,
                                Administration and Legal Affairs of WorldCorp from October 1990 until June 1992. From August
                                1983 to October 1987, he practiced law in the corporate department of the law firm of Skadden, Arps, Slate, Meagher & Flom, Washington, D.C.

Russell L. Ray, Jr., 60         Mr. Ray has served as a Director of the Company
                                since July 1993. Mr. Ray is senior advisor to Winston Partners, a private investment firm and also is an aviation consultant and is the U.S.
                                advisor to Airport Group International, a company engaged in airport development and management. From 1992 to 1993, Mr. Ray served as
                                Executive Vice President of British Aerospace,
                                Inc. From 1991 to 1992, Mr. Ray served as
                                President and Chief Executive Officer of Pan
                                American World Airways. From 1988 to 1991, he served as Vice President and General Manager of Commercial Marketing of McDonnell Douglas
                                Corporation and from 1985 to 1988, he served as President and Chief Operating Officer of Pacific
                                Southwest Airlines.

Lim Kheng Yew, 44               Lim Kheng Yew, 44 Lim Kheng Yew has served as
                                a Director of the Company since February 1994.
                                Mr. Lim has served as Managing Director and Chief Executive Officer of Malaysian
                                Helicopter Services Berhad since February 1996.
                                He is a Director of MHS, TRI and Polypulp.
                                Pursuant to the Shareholders Agreement,
                                WorldCorp is obligated to vote its shares to elect two directors nominated by MHS. Mr. Lim is one of such nominees designated by MHS.

                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
   CLASS III DIRECTORS - TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING


Name and Age                    Past Five Years' Principal Occupation(s) and
                                Other Directorships
- ------------                    ------------------------------------------------

T. Coleman Andrews, III, 41     Mr. Andrews has served as Chairman of the Board
                                and Chief Executive Officer of the Company since
                                September 1986. In March, 1996, the Board appointed Charles W. Pollard as Chief Executive
                                Officer of the Company. Mr. Andrews remains the Chairman of the Board of Directors of the Company. He is a Director, the Chief Executive
                                Officer and the President of WorldCorp, and has served as a Director and as Chairman of the Executive Committee of US Order, Inc. since
                                1990. US Order is a company that provides products and services for two markets: home banking and smart telephones. WorldCorp owns approximately 60% of US Order. From 1978 through
                                1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm.
                                At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain
                                Capital Fund, a private venture capital
                                partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford
                                Administration. He is the brother of A. Scott
                                Andrews.

Peter M. Sontag, 52             Mr. Sontag has served as a Director of the
                                Company since February 1994. Mr. Sontag currently is Partner, Chairman and Chief
                                Executive Officer of Travelogue a Travel
                                Management Company. Mr. Sontag served as
                                President of OAG Travel Services, a travel services related company and a subsidiary of Reed Travel Group from July 1995 to March 1996.
                                From January 1995 to July 1995, Mr. Sontag served as Chairman and Chief Executive Officer of Sontag & Associates, Inc., a company providing advice and counsel to entities interested in worldwide travel and travel-related growth. From 1986 to 1994, Mr. Sontag served as Chairman and Chief Executive Officer of USTravel, a travel company he founded in 1986.

                             EXECUTIVE COMPENSATION

                              COMPENSATION REPORT

     In 1995, the Compensation Committee of the Company was composed of three independent, non-employee directors, Messrs. Sontag (Chairman), Andrews and Ray. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs, and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.

Compensation Philosophy
- -----------------------

     The Company's compensation philosophy is to provide total compensation at a level necessary to attract, motivate, develop, and retain outstanding employees. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual, departmental and corporate performance, and through this performance to shareholder value. The Company's philosophy discourages automatic annual salary increases and favors variable incentive compensation tied to measurable results.

     The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) the 1995 Management Incentive Compensation Plan (the "Incentive Plan"); and (3) incentive stock options under the Company's 1995 Stock Option Plan (the "Option Plan"), all of which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. In addition, the Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Compensation Committee upon the recommendation of the Company's President.

     Except for Mr. Coleman Andrews, the Compensation Committee determines the compensation for the Named Executive Officers of the Company. Mr. Andrews, who serves as President and Chief Executive Officer of WorldCorp and Chairman of the Board of the Company, is compensated directly by WorldCorp. A portion of his annual salary, however, is allocated to the Company, which amount is set forth in the Summary Compensation Tables herein. In May, 1995, the Board of Directors of the Company approved the Option Plan, which is described in detail herein. Prior to the establishment of the Option Plan, certain executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan. Mr. Andrews' and Mr. Pollard's compensation is set forth in written employment agreements, the terms of which are discussed in detail herein.


Components of Compensation
- --------------------------

     (1)  Base Salary

     Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent.

     Through 1994, the Company had a merit-based system for determining base salary increases for its executive officers. Annual base salary increases would be awarded to executives based upon the performance ratings they received in their annual performance review. Effective 1995, the Incentive Plan discussed below replaced entirely the system of annual merit increases for officers and managers of the Company.

     Although the Incentive Plan replaced the system of annual merit increases, the base salaries of executives may still be adjusted from time to time if the Compensation Committee determines (after reference to market data) that an executive's base salary is not competitive with the marketplace, or if there is a substantial change in the duties and responsibilities of the executive.

     The full Board of Directors is responsible for setting the base salary of the Company's President and Chief Executive Officer taking into account the recommendations of the Compensation Committee. Mr. Pollard recuses himself from these deliberations and decisions. The Compensation Committee is responsible for setting the base salaries of the other named executive officers, based upon the recommendations of the Company's President.

     (2)  1995 Management Incentive Plan

     The Company's Incentive Plan makes eligible for semi-annual incentive cash bonus awards all Company employees at the management level or above who are not covered by sales commissions, or similar agreements, or by collective bargaining agreements. The Incentive Plan has the following major objectives: 1) focus management attention on a limited number of measurable objectives that drive company performance; 2) reward and encourage individual results and excellence;
3) encourage contribution to team results; and 4) encourage all managers to look beyond individual and team performance towards the achievement of company results. All performance objectives (individual, departmental and company) are established in writing at the beginning of each year. The most important annual objective is for the Company to achieve its planned net income target that was set at the beginning of each year. The net income target is part of the Company's annual revenue and expense plan which is approved by the Company's Board of Directors.

     Target Awards
     -------------

     The Incentive Plan is a quantitative matrix consisting of three critical components. First, it sets a target award (expressed as a percentage of base salary) for each level of management. The target award is the level of incentive compensation to be paid when individual performance requirements are consistently met, departmental performance requirements are consistently met, and Company results meet the Company's internal plan objectives. The target bonus level for the Company's President is 40% of base salary; for Vice Presidents and Department Heads, 30% of base salary; for director level employees, 20% of base salary and for managers, 10% of base salary.

     Weighting
     ---------

     Second, the Incentive Plan weighs individual results, departmental results and company results differently for each level of management. Senior managers' incentives are more heavily weighted towards department and Company performance; other managers' incentives are more heavily weighted towards individual and department performance. Under this approach, managers may receive awards for strong individual or department performance even when Company results are below plan. However, all managers nevertheless retain a significant stake in Company results. Under the Incentive Plan, President/CEO awards are determined solely by Company net income performance compared to the Company's annual financial plan. Company results are based upon whether the Company meets or exceeds certain net income targets expressed in the Company's annual internal revenue and expense plan.

     Adjustments
     -----------

     Third, the Incentive Plan adjusts the award up or down based on an appraisal of individual results, department results and Company results. These mechanics are expressed in a simple formula. Managers are encouraged to use the formula to learn the range of potential incentive awards for different levels of individual, department and Company performance.

     The intent of the Incentive Plan is to provide greater compensation "upside" to high performing managers than the 4-6% increase provided in the 1994 merit pay plan. In 1995, managers did not receive annual salary adjustments under the merit pay plan (although the merit pay plan continues to cover non-management personnel). However, department heads have limited budget authority to adjust a manager's salary if two conditions are met: first, the manager's base salary is below midpoint of the applicable salary range; and second, adjustment is required to address a substantial salary inequity.

     Incentive awards were determined twice during 1995. Mr. Pollard received a total of $45,000 for his performance in 1995 and Messrs. Khatib, Fort and Savage received total 1995 bonuses of $45,000, $38,250 and $30,375, respectively, under the Incentive Plan. Year-end bonuses (the second incentive award) were approved by the Board of Directors in March, 1996. In March, 1996, the Compensation Committee recommended and the Board approved, increasing Mr. Khatib's salary from $165,000 to $200,000 and Mr. Fort's salary from $155,000 to $170,000.

     (3)  Incentive Stock Options

     On May 24, 1995, the Company's stockholders approved the Option Plan that took effect May 31, 1995. Members of the Company's Board of Directors, employees and consultants to the Company or its affiliates are eligible to participate in the 1995 Option Plan. The Company has reserved 1,100,000 shares of Common Stock for issuance upon the exercise of options granted to participants under the 1995 Option Plan. As of December 31, 1995, the Company had awarded options to purchase 1,070,083 shares of Common Stock, which are exercisable at prices ranging from $10.00 to $11.55 per share. Of such options, 318,905 were exercisable as of December 31, 1995.

     The Option Plan is designed to help the Company attract and retain key management level employees, and to reward the Company's employees for results that contribute to strong earnings performance and improved share values. The number of options granted in the case of Company executives is set by the Board of Directors based upon a range of factors, including scope of responsibilities, internal equity and external competitiveness. The number of stock options granted to non-executives is determined by a formula based on annual salary and the share price on the date of the grant.

     Accelerated vesting of options is one element of the Option Plan designed to align the interests of the Company's employees with those of the Company's stockholders. In the case of Company executives, 20% of options granted vest on the later of the grant date or completion of the first full year of employment, while vesting of the balance of the options is based on performance of the Company's stock. An additional 25% of the options vests for each 25% improvement in the Company's share value (compounded). Vesting for participants below the Vice President level is designed to encourage retention of employees, and occurs in equal monthly installments over three years following the grant date. No option is exercisable more than 10 years following the grant date.

     The Option Plan permits the grant of both incentive stock options and nonqualified stock options. The Option Plan is administered by the Compensation Committee, which has the authority to select individuals to participate in the Option Plan and to determine the terms of all options awards made under the Option Plan.

     The exercise price for options awarded under the Option Plan may not be less than 85% of the fair market value (as defined) of the Common Stock at the time of grant, except that incentive stock options may not be less than the fair market value of the Common Stock. Participants may pay the exercise price in cash or shares of Common Stock already held by the participant.

Compensation of the Chairman and of the President and Chief Executive Officer
- -----------------------------------------------------------------------------

     Mr. T. Coleman Andrews, III served as Chairman of the Board and Chief Executive Officer of the Company in 1995. On March 5, 1996, Mr. Pollard was appointed Chief Executive Officer of the Company. Mr. Andrews remains the Company's Chairman of the Board of Directors.

MR. CHARLES W. POLLARD
- ----------------------

     The Company has entered into an employment agreement with Charles W. Pollard, dated as of January 1, 1995, providing that Mr. Pollard will serve as Director and President of the Company until December 31, 1997, unless terminated earlier or extended. Mr. Pollard was appointed Chief Executive Officer of the Company in March, 1996 succeeding Mr. T. Coleman Andrews, III who remains Chairman of the Board of Directors. Mr. Pollard is entitled to a base salary of $225,000 per year and bonuses under the Company's Incentive Plan, the right to participate in all bonus and incentive compensation plans or arrangements made available to other Company officers and directors and certain other benefits, including a $2 million life insurance policy and non-qualified retirement benefits that guarantee a retirement income of at least $50,000 per year commencing at age 60, subject to vesting. Mr. Pollard is entitled to receive performance stock options in accordance with the Option Plan. The agreement terminates upon Mr. Pollard's death. The Company may terminate the agreement upon disability which continues for a period of 12 months, or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors.
If the Board terminates Mr. Pollard's employment without cause, Mr. Pollard is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Pollard but unexercisable under the 1995 Plan will become immediately exercisable. The nonqualified retirement benefits also will fully vest. Mr. Pollard may terminate the agreement upon 30 days notice under certain circumstances, including a substantial alteration of his responsibilities, a relocation of the Company's executive offices outside of the Washington, D.C. area or a change of control of the Company. Under the terms of the employment agreement, a change of control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of the Company or WorldCorp,
(ii) certain changes involving a majority of the Board of Directors of the Company or WorldCorp, (iii) certain mergers or acquisitions of the Company or WorldCorp with any other corporations and (iv) the liquidation or sale of all or substantially all of the Company's or WorldCorp's assets. Upon such termination by Mr. Pollard, he is entitled to receive the greater of the remainder of his base salary or six months salary and certain other compensation due under the agreement and all options granted but unvested under the 1995 Plan shall become immediately exercisable. If, on December 31, 1996, Mr. Pollard and the Company have not executed a new employment agreement, and neither party has given written notice to the other that they intend to allow the agreement to expire at the end of its term on December 31, 1997, then Mr. Pollard's employment agreement will be automatically extended through June 30, 1998, with all economic provisions extended on a pro rata basis.

     As part of his employment agreement, Mr. Pollard has agreed that he will hold a specified minimum number of shares of Common Stock and/or WorldCorp common stock during the term of the agreement. Mr. Pollard is required to hold 11,750 shares of Common Stock and/or WorldCorp common stock upon the earlier of April 1, 1995 or his exercise of 176,250 options. Mr. Pollard is required to hold 17,625 shares of Common Stock and/or WorldCorp common stock upon the earlier of April 1, 1996 or his exercise of 235,000 options. Mr. Pollard is required to hold 23,500 shares of Common Stock and/or WorldCorp common stock upon the earlier of April 1, 1997 or his exercise of 293,750 options. In connection with the execution of a stock option agreement with the Company referred to below, Mr. Pollard agreed to cancel options to purchase 100,000 shares of WorldCorp common stock at an exercise price of $9.64 per share.

     Pursuant to a stock option agreement between the Company and Mr. Pollard dated January 1, 1995, Mr. Pollard has been awarded options to purchase up to 250,000 shares of Common Stock at an exercise price of $11.00 per share. The options for 100,000 shares are immediately exercisable. The options for the remaining 150,000 shares will become exercisable on September 30, 2002; however, the exercise date will be accelerated with respect to increments of 25,000 shares if certain targets are achieved regarding the Company's stock price. Pursuant to this provision, Mr. Pollard will be entitled to exercise options to purchase 25,000 shares of Common Stock, at the $11.00 exercise price, each time that the Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Thus, Mr. Pollard will first be entitled to exercise options for 25,000 shares if the Common Stock trades at or above $13.75 for 20 consecutive trading days. The same entitlement would arise for five additional blocks of 25,000 options, at the exercise price of $11.00 per share, if the Common Stock trades at or above $17.19, $21.49, $26.86, $33.57, and $41.96, for 20 trading days each (each of these trading prices is 25% above the price of the Common Stock at the earlier tier). In the event that Mr. Pollard is no longer employed in that capacity or other specified capacities by the Company, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

T. COLEMAN ANDREWS, III
- -----------------------

     WorldCorp and T. Coleman Andrews, III, entered into an employment agreement and a stock option agreement on August 19, 1994. The principal terms of the employment agreement are as follows: (i) Mr. Andrews will receive a minimum salary of $350,000 from WorldCorp per year beginning on the date of the executed contract, a portion of which is allocated to the Company: (ii) the term of the agreement expires on December 31, 1997, subject to a renewal and extension provision described below; (iii) Mr. Andrews is eligible to receive bonuses pursuant to WorldCorp's Management Incentive Compensation Plan; (iv) Mr. Andrews received a grant of options to purchase 800,000 shares of WorldCorp common stock; (v) Mr. Andrews has agreed to hold a substantial number of shares of WorldCorp common stock; and (vi) WorldCorp will maintain a $5 million life insurance policy, the proceeds of which, in the event of Mr. Andrews' death, is payable to Mr. Andrews' estate.

     If, as of December 31, 1996, Mr. Andrews and WorldCorp have not executed a new employment agreement, or neither party has given written notice to the other that they intend to allow this agreement to expire at the end of its term on December 31, 1997, then and in that event Mr. Andrews' employment agreement will be automatically extended through June 30, 1998, with all economic provisions extended on a pro rata basis.

     Mr. Andrews may terminate his employment in the event (i) WorldCorp relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities, (iii) the board of directors of WorldCorp determines that WorldCorp should be liquidated or dissolved during the term of the employment agreement or (iv) there is a change in control of WorldCorp. Under the terms of the employment agreement, a change in control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of WorldCorp, (ii) certain changes involving a majority of the Board of Directors of WorldCorp, (iii) certain mergers or acquisitions of WorldCorp with any other corporations and (iv) the liquidation or sale of substantially all of WorldCorp's assets. In the event Mr. Andrews exercises this termination right, or, in the event WorldCorp terminates Mr. Andrews' employment with the Company other than for cause (as defined in the employment agreement), WorldCorp is obligated to pay Mr. Andrews the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Andrews' stock option agreement shall become immediately exercisable for a period of one year following the date of termination. WorldCorp may terminate the agreement for cause or if Mr. Andrews becomes disabled for a period of 12 months.

     Mr. Andrews serves as Director, President and Chief Executive Officer of WorldCorp and also as Chairman of the Board of the Company. He also served as the Company's Chief Executive Officer in 1995. Although WorldCorp compensates Mr. Andrews directly, a portion of his annual salary is allocated to the Company. For fiscal year 1995 the Company was allocated $200,000 of Mr. Andrews' annual salary by WorldCorp pursuant to a services agreement between WorldCorp and the Company. Pursuant to the terms of the WorldCorp Management Incentive Compensation Plan, the WorldCorp Compensation Committee recommended, and the full WorldCorp Board approved, the award of a $225,000 incentive bonus to Mr. Andrews for his achievements in 1995. The bonus was paid to Mr. Andrews in March, 1996.


                                The Compensation Committee
                                --------------------------

                                Peter M. Sontag (Chairman)
                                A. Scott Andrews
                                Russell L. Ray, Jr.

                            STOCK PERFORMANCE GRAPH*


          The Company conducted an initial public offering on October 5, 1995. The following graph and chart compare the performance of the Common Stock since such date to the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at October 5, 1995, and that all dividends were reinvested.




                       [PERFORMANCE CHART APPEARS HERE]





- ---------------------------

* The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") have been used as industry peer group indices because the Company has a limited number of competitors and because such peer group data is unavailable from the primary competitors of the Company with respect to its air transportation services business (these competitors, consisting of other chartered airline services, being either foreign-owned or only recently publicly traded). Although the Company has used the Dow Jones Indices as peer group indices, differences between the companies which comprise these indices and the Company reduce the comparability of stock price performance and other performance indicators. The Dow Jones Airlines Index consists of the major, scheduled, domestic airline carriers whereas World Airways is a smaller airline carrier with limited scheduled service. The Dow Jones Air Freight/Couriers Index consists of large freight/courier companies such as Federal Express which have freight and courier operations significantly larger than World Airways' cargo operations.

                            PERFORMANCE GRAPH INDEX
                             DEC. 1989 TO DEC. 1995

- -------------------------------------------------------------------------------
                             5-Oct-95      Oct-95       Nov-95       Dec-95
- -------------------------------------------------------------------------------
World Airways Inc./1/          $100         $ 96         $ 89         $ 90
- -------------------------------------------------------------------------------
Russell 2000/2/                $100         $ 96         $100         $102
- -------------------------------------------------------------------------------
Dow Jones Airlines Index       $100         $ 94         $111         $104
- -------------------------------------------------------------------------------
Dow Jones Air Freight/
Couriers Index                 $100         $100         $ 97         $ 97
- -------------------------------------------------------------------------------

/1)/ The fiscal year of World Airways Inc. ends on December 31. The total return of World Airways Inc. is based upon the company's initial public offering price of $12.50.

/2)/ Note: The total return for the Russell 2000 commences September 30, 1995.

EXECUTIVE COMPENSATION

     T. Coleman Andrews, III, who serves as President and Chief Executive Officer of WorldCorp and Chairman of the Board of the Company, is compensated directly by WorldCorp. A portion of his annual salary, however, is allocated to the Company, which amount is set forth in the Summary Compensation Table below. In May 1995, the Board of Directors of the Company approved the Option Plan, which is described in detail below. Prior to the establishment of the Option Plan, executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan.

     The following table sets forth information concerning the compensation received for services rendered to the Company during the years ended December 31, 1993, 1994 and 1995 by the Chief Executive Officer of the Company and the four other most highly compensated executive officers who received at least $100,000 in compensation in 1995 (the Named Executive Officers).


                           SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                 Annual Compensation       Compensation
                                 --------------------------------------
                                                              Awards
                                                          -------------
                                                            Securities
                                                           Underlying    All Other
                                                            Options/      Compen
Name and Principal            Year  Salary      Bonus        SARs/1/     sation/2/
Position                              ($)        ($)           (#)          ($)
- ----------------------------------------------------------------------------------
T. Coleman Andrews, III/3/    1995  200,000    70,000          ---       11,015/5/
Chairman of the Board         1994  200,000       ---          ---/4/    13,037
                              1993  174,991       ---          ---       13,201

Charles W. Pollard            1995  230,365    45,000/6/   250,000/7/    10,124/8/
President and                 1994  176,539       ---          ---       12,895
Chief Executive Officer       1993  172,316       ---          ---       13,579

Ahmad M. Khatib               1995  165,000    45,000/9/   150,000/10/   33,349/11/
Chief Operating Officer       1994  165,000    50,000          ---        6,885
                              1993  125,000       ---          ---        5,567

Vance Fort                    1995  154,992    38,250/12/  125,000/13/    3,383/14/
Executive Vice President      1994  143,175       ---          ---        5,803
                              1993  127,020       ---          ---        2,904

Michael E. Savage             1995  135,000    30,375/15/  120,000/16/    2,315/17/
Vice President and            1994   67,500    50,000/18/      ---          145
Chief Financial Officer       1993      ---       ---          ---          ---


____________________
Footnotes

/1/ In May 1995, the Board of Directors of the Company approved the Option Plan. The option grants made pursuant to the Option Plan are set forth below for Messrs. Pollard, Khatib, Fort and Savage. Prior to the establishment of the Option Plan certain executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan. All awards in this table for Mr. Andrews include options to acquire common stock of WorldCorp.

/2/ Amount consists of the value of WorldCorp contributions to WorldCorp's Employee Savings and Stock Ownership Plan ("ESSOP"), which contributions are made by WorldCorp in shares of WorldCorp common stock and are valued using closing prices for the year in which the contributions are made, and the group term life insurance paid on behalf of the employee by the Company.

/3/ Mr. Andrews, who serves as President and Chief Executive Officer of WorldCorp and Chairman of the Board of the Company, is compensated directly by WorldCorp. Mr. Andrews also served as the Company's Chief Executive Officer in 1995. The figures in the table reflect only that portion of Mr. Andrews' annual salary and bonuses for 1993-1995 that have been allocated to the Company.

/4/ Mr. Andrews was granted options to purchase 800,000 shares of WorldCorp common stock pursuant to the terms of his WorldCorp employment agreement dated August 19, 1994.

/5/ Consists of $612 in group term life insurance paid on behalf of Mr. Andrews and $10,403 in WorldCorp contributions to Mr. Andrews' ESSOP account.

/6/ Under the Incentive Plan, President/CEO awards are determined solely by Company net income performance compared to the Company's annual financial plan. Consists of a mid-year bonus of $36,000 and a year-end bonus of $9,000 awarded to Mr. Pollard under the Company's Incentive Plan for his performance in 1995.

/7/ Consists of options to purchase 250,000 shares of Common Stock granted to Mr. Pollard under the Option Plan.

/8/ Consists of $884 in group term life insurance paid on behalf of Mr. Pollard and $9,240 in WorldCorp contributions to Mr. Pollard's ESSOP account.

/9/ Consists of a mid-year bonus of $29,700 and a year-end bonus of $15,300 awarded to Mr. Khatib under the Company's Incentive Plan for his performance in 1995.

/10/ Consists of options to purchase 150,000 shares of Common Stock granted to Mr. Khatib under the Option Plan.

/11/ Consists of (i) $30,319 paid to Mr. Khatib as an international service allowance; (ii) $974 in group term life insurance paid on behalf of Mr. Khatib; and (iii) $2,056 in WorldCorp contributions to Mr. Khatib's ESSOP account.

/12/ Consists of a mid-year bonus of $18,599 and a year-end bonus of $19,651 awarded to Mr. Fort under the Company's Incentive Plan for his performance in 1995.

/13/ Consists of options to purchase 125,000 shares of Common Stock granted to Mr. Fort under the Option Plan.

/14/ Consists of $1,254 in group term life insurance paid on behalf of Mr. Fort and $2,129 in WorldCorp contributions to Mr. Fort's ESSOP account.

/15/ Consists of a mid-year bonus of $16,200 and a year-end bonus of $14,175 awarded to Mr. Savage under the Incentive Plan for Mr. Savage's performance in 1995.

/16/ Consists of options to purchase 120,000 shares of Common Stock under the Option Plan.

/17/ Consists of $290 in group term life insurance paid on Mr. Savage's behalf and $2,025 in WorldCorp contributions to Mr. Savage's ESSOP account.

/18/ Represents incentive compensation to which Mr. Savage was entitled under the employment offer extended to him to commence employment at the Company in June 1994.


    The following table lists option grants to the Company's Named Executive Officers in 1995. In addition, in accordance with the rules of the Commission, the tables also set forth hypothetical gains that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option term. WorldCorp did not grant any stock options in 1995.


                         COMPANY OPTION GRANTS IN 1995

                                            INDIVIDUAL GRANTS
                               ------------------------------------------
                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                     Annual Rates of Stock
                                                                                       Price Appreciation
                                                                                       for Options Terms
                                            PERCENT OF                             -------------------------
                                               TOTAL
                              NUMBER OF    OPTIONS/SARS
                             SECURITIES     GRANTED TO
                             UNDERLYING      COMPANY      EXERCISE
NAME                        OPTION/SARS    EMPLOYEES IN     PRICE     EXPIRATION
- ------                       GRANTED(#)     FISCAL YEAR      ($)         DATE       0%           5%         10%
- --------------------------------------------------------------------------------------------------------------
T. Coleman Andrews, III             ---         ---            ---          ---  ---          ---          ---

Charles W. Pollard              250,000        23.4%        $11.00   12/31/2004   $0   $1,729,460   $4,382,792

Ahmad M. Khatib                 150,000        14.0          11.00   05/30/2003    0      787,801    1,886,922

Vance Fort                      125,000        11.7          11.00   05/30/2003    0      656,501    1,572,435

Michael E. Savage               120,000        11.2          11.00   05/30/2003    0      630,241    1,509,537
- --------------------------------------------------------------------------------------------------------------


      The following table sets forth the number of shares covered by both exercisable and unexercisable stock options. Also reported are the values for "in-the-money" options.


                      AGGREGATED OPTION EXERCISES IN 1995
                           AND YEAR-END OPTION VALUES
                      WITH RESPECT TO COMPANY COMMON STOCK

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED      IN-THE-MONEY
                                                        OPTIONS/SARS                OPTIONS/SARS
                                                        AT DECEMBER 31, 1995(#)     DECEMBER 31, 1995($)(1)
                           SHARES ACQUIRED     VALUE
                             ON EXERCISE     REALIZED
          NAME                   (#)            ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE        UNEXERCISABLE
- ---------------------------------------------------------------------------------------------------------------------------
T. Coleman Andrews, III         ---            ---         ---            ---          ---                   ---

Charles W. Pollard              ---            ---       100,000        150,000       25,000                37,500

Ahmad M. Khatib                 ---            ---        30,000        120,000        7,500                30,000

Vance Fort                      ---            ---        43,750         81,250       10,937                20,312

Michael E. Savage               ---            ---        40,000         80,000       10,000                20,000
- ---------------------------------------------------------------------------------------------------------------------------

/1/ Calculated as of December 29, 1995 using the Nasdaq National Market closing price on such date of $11.25 per share.

                      AGGREGATED OPTION EXERCISES IN 1995
                           AND YEAR-END OPTION VALUES
                        WITH RESPECT TO WORLDCORP STOCK

                                                      NUMBER OF
                                                     SECURITIES           VALUE OF
                                                     UNDERLYING          UNEXERCISED
                                                     UNEXERCISED        IN-THE-MONEY
                                                     OPTIONS AT       OPTIONS AT FY-END
                               SHARES                FY-END (#)            ($)/1/
                              ACQUIRED    VALUE
                                ON       REALIZED   (EXERCISABLE/       (EXERCISABLE/
NAMES                         EXERCISE      $       UNEXERCISABLE)      UNEXERCISABLE)
- -----------------------------------------------------------------------------------------
T. Coleman Andrews, III       65,000     528,400    535,000/200,000   2,942,500/1,100,000

Charles W. Pollard/2/         80,000     526,000          150,000/0             672,500/0

Ahmad M. Khatib                    0           0          214,400/0             938,000/0

Vance Fort                    25,000     127,500                0/0                   0/0

Michael E. Savage                  0           0                0/0                   0/0
- -----------------------------------------------------------------------------------------

/1/ The calculations in this table are based upon a December 29, 1995 closing price of $10.00 per share of WorldCorp common stock on the New York Stock Exchange.

/2/ Mr. Pollard was granted (i) warrants to purchase 130,000 shares of WorldCorp common stock in 1989 and (ii) options to purchase 200,000 shares of WorldCorp common stock between 1988 and 1992. At year end 1995, warrants to purchase 130,000 shares of WorldCorp common stock and options to purchase 20,000 shares of WorldCorp common stock were exercisable. In connection with Mr. Pollard's employment agreement with the Company, dated as of January 1, 1995, the parties agreed that 100,000 of Mr. Pollard's 200,000 options, with an exercise price of $9.64 per share, would be canceled upon the grant to Mr. Pollard pursuant to the Option Plan of options to purchase 250,000 share of WorldCorp common stock.

                  CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS


Employment Agreements
- ---------------------

     The Company has entered into an employment agreement with Mr. Pollard. Additionally, WorldCorp has entered into an employment agreement with Mr.
T. Coleman Andrews, III. The terms and conditions of each agreement are more fully discussed under "Executive Compensation -- Compensation Report."

Named Executive Officers
- ------------------------

     In March, 1996, the Board of Directors authorized Mr. Pollard to work with the Compensation Committee's Chairman to develop employment agreements for officers who report directly to Mr. Pollard. The agreements are to contain terms substantially consistent with Mr. Pollard's own employment agreement. The final employment agreements are subject to the approval of the Board of Directors.

WorldCorp Stock Options - Change in Control Provisions
- ------------------------------------------------------

     WorldCorp has issued stock options to certain of the Company's Named Executive Officers. Certain of the options issued to executive officers under the Company's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, WorldCorp amended and restated its 1988 Stock Option Plan. WorldCorp's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 WorldCorp Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.

                              CERTAIN TRANSACTIONS


      The Company operated as a wholly owned subsidiary of WorldCorp from June 1987 until February 1994 and has operated since February 1994 as a majority owned subsidiary of WorldCorp. The Company completed an initial public offering of its Common Stock in October, 1995. Approximately 24% of the Company's outstanding Common Stock is owned by public investors. WorldCorp owns 59.3% of the Company's outstanding Common Stock. The remaining 16.6% is owned by MHS Berhad, a Malaysian aviation company. Mr. T. Coleman Andrews, III, the Chairman of the Board of the Company, serves as President, Chief Executive Officer and a Director of WorldCorp.

      WorldCorp and the Company historically have utilized a single corporate staff for administrative services, thus permitting the Company to utilize WorldCorp management personnel as needed. Effective January 1, 1995, substantially all of WorldCorp's management personnel became employees of the Company and since such date, the Company has provided certain administrative services to WorldCorp. WorldCorp and the Company have entered into a services agreement pursuant to which the Company and WorldCorp will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis. In June 1995, the Company borrowed $1.8 million from WorldCorp pursuant to a demand promissory note with an interest rate of 13.875%. In July 1995, this note was repaid to WorldCorp.

      WorldCorp is subject to an indenture that may have the effect of preventing the Company from incurring additional debt. Under this indenture, the Company is restricted from incurring any debt unless, after giving effect to such new debt, (i) the ratio of senior debt to subordinated debt of WorldCorp and certain subsidiaries does not exceed 1.0 and the aggregate principal amount of such outstanding senior debt does not exceed $75 million, (ii) the ratio of total debt to total capitalization of WorldCorp and certain subsidiaries is less than 66 2/3% or (iii) the pro forma fixed charge coverage ratio of WorldCorp and certain subsidiaries for the period consisting of the four fiscal quarters immediately preceding such debt incurrence is greater than 1.5 (as such terms are defined in such indenture). Additionally, this and another WorldCorp indenture could, under certain circumstances, restrict the Company's ability to pay dividends to all shareholders. Under an indenture terminating in 2004, WorldCorp has agreed to cause the Company not to pay dividends upon the occurrence of any events of default by WorldCorp under such indenture. Further, under the indenture terminating in 1997, WorldCorp has agreed to cause the companies not to pay dividends unless WorldCorp has a positive adjusted net worth (as defined therein). As of March 11, 1996, WorldCorp's adjusted net worth was negative and under the indenture terminating in 1997 WorldCorp is, therefore, obligated to cause World Airways not to pay dividends.

      Pursuant to the MHS Stock Purchase Agreement, the Company and WorldCorp sold 24.9% of the outstanding shares of Common Stock to MHS for $27.4 million (or $11.00 per share) in February 1994. In August 1994, MHS acquired 32% of the Common Stock, and assumed management control, of Malaysian Airlines, one of the Company's largest customers. Effective December 31, 1994, WorldCorp agreed to pay MHS $8.5 million pursuant to a promissory note due December 31, 1995 which is secured by approximately 500,000 shares of Common Stock owned by WorldCorp (or $17.00 per share) in exchange for (i) 5% of the outstanding shares of Common Stock which was held by MHS, and (ii) the execution of a series of multi-year contracts between the Company and Malaysian Airlines. WorldCorp repaid the $8.5 million note in full on December 31, 1995. Of the $8.5 million consideration paid by WorldCorp to MHS, $3.0 million is attributable to certain contract enhancements received by the Company as a result of such multi-year contracts with Malaysian Airlines. Such $3.0 million amount is included in the Company's balance sheets in Other Assets and Deferred Charges and in Contributed Capital.

      In connection with the MHS Stock Purchase Agreement, the Company and MHS executed a stock registration rights agreement, dated October 30, 1993 (the "Stock Registration Rights Agreement") and the Company, MHS and WorldCorp executed a Shareholders Agreement (the "Shareholders Agreement"). Under the Stock Registration Rights Agreement, if at any time after October 30, 1996, the Company registers its Common Stock under the Securities Act, MHS has the right to demand the registration of its shares of Common Stock. Under the Shareholders Agreement, MHS agreed not to transfer, sell or pledge any of its shares of Common Stock prior to February 28, 1997 without the prior written consent of WorldCorp. Also, if without the prior written consent of MHS: (1) the Company sells all or substantially all of its business; or (2) the Company fundamentally changes its line of business, then MHS has the option to (a) sell or transfer all or a portion of its shares to a third party prior to February 28, 1997; and/or (b) require WorldCorp to purchase all or part of MHS' shares at fair market value. Fair market value is defined to be not less than the aggregate of the costs borne by MHS in acquiring and holding its shares of Common Stock. The Shareholders Agreement also provides that if WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. The Shareholders Agreement also grants MHS a right of first refusal to purchase shares of Common Stock issued by the Company or sold by WorldCorp and to purchase additional shares of Common Stock to maintain its ownership percentage in the Company which rights were waived by MHS in connection with the Company's initial public offering. In addition, the Shareholders Agreement provides that (i) WorldCorp will vote its shares of Common Stock to elect the number of directors nominated by MHS that represent MHS' proportionate interest in the Company (not less than two directors), (ii) the Company will declare and distribute all dividends properly payable, subject to the requirements of law and general overall financial prudence, and (iii) the Board of Directors will hold Board meetings only if a director nominated by MHS is present and will not approve a sale of substantially all of the business of the Company, transactions not in the ordinary course of the air transportation business in excess of $500,000, the winding up of the business, the appointment of outside auditors, or the appointment of committees of the Board of Directors or the delegation of authority to such committees, without the consent of MHS, or the directors nominated by MHS. WorldCorp-nominated directors must abstain from voting on certain transactions in which WorldCorp or its affiliates have a beneficial interest. One of the Company's directors, Dato' Wan Malek Ibrahim, serves as Managing Director of Malaysian Airlines and is a director of MHS. Another director, Lim Kheng Yew, serves as Managing Director and CEO of MHS. The Shareholders Agreement terminates if either WorldCorp's or MHS' ownership interest falls below 5% of the outstanding capital stock of the Company.

      The Company presently has two multi-year basic contracts with Malaysian Airlines. The first agreement with Malaysian Airlines is to provide freighter and passenger aircraft. The Company has an additional significant contract with Malaysian Airlines under which it flies Malaysian Muslim pilgrims to Saudi Arabia for the annual Hadj religious pilgrimage. During 1995, the Company generated revenues of $100.9 million from Malaysian Airlines under these agreements. The Company leases four DC10-30 aircraft from Malaysian Airlines under leases that expire in August 1997, December 1998 and two leases that expire in March 1999. The Company paid rent, maintenance reserves and operating deposits for two of these aircraft in 1995.

                  ITEM NO. 2 -- RATIFICATION OF SELECTION OF
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The firm of KPMG Peat Marwick LLP served as independent certified public accountants for the Company in 1994 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

      As of this date, the Board of Directors desires to have KPMG Peat Marwick LLP continue as accountants for the Company for the year ending December 31, 1996. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick LLP during the year ending December 31, 1996.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1996, to be included in the Company's 1997 proxy materials.

      Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at World Airways, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.


                    OTHER MATTERS TO COME BEFORE THE MEETING

      In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

      The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.


                                 ANNUAL REPORT

      A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders. For a copy write to: Michael E. Savage, Vice President and Chief Financial Officer, World Airways, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.

                               OTHER INFORMATION

     This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of World Airways' principal executive offices is The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated:   April 18, 1996

                            By Order of the Board of Directors,



                            VANCE FORT
                            Executive Vice President

- --------------------------------------------------------------------------------
                                  DETACH HERE

                              WORLD AIRWAYS, INC.
       THIS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 1996
               IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R        The undersigned hereby appoints CHARLES W. POLLARD, T. COLEMAN ANDREWS,
O III, and VANCE PORT, and each of them, the proxy or proxies of the X undersigned, with full power of substitution, to vote all shares of Common
Y Stock, par value $.001 per share, of World Airways, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters in Herdon, Virginia on May 22, 1996, at 9:30 A.M., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

         UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS OTHER THAN THE TWO SPECIFIC ITEMS AS MAY COME BEFORE THE MEETING.

         A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

                PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE  ---------------
                              AND RETURN PROMPTLY                 SEE REVERSE
                                                                      SIDE
                                                                ---------------

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" authority in Item 1 and "FOR" Item 2.

1. AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

NOMINEES: Dato Wan Malek Ibrahim, Ahmad M. Khatib, A. Scott Andrews

                        FOR             WITHHELD

                        [ ]               [ ]


- ---------------------------------------
(INSTRUCTION: To withhold authority to
vote for one individual nominee, write
such name in the space provided above)

2. PROPOSAL TO RATIFY THE SELECTION OF          FOR     AGAINST   ABSTAIN
   KPMG PEAT MARWICK LLP as independent         [ ]       [ ]       [ ]
   public accountants for the Company
   for the fiscal year ending December 31,
   1996.

  MARK HERE
 FOR ADDRESS    [ ]
 CHANGE AND
NOTE AT LEFT


PLEASE MARK DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.